CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — IR-Corporate Finance Group

George Glatfelter

Glatfelter — Chairman, CEO

Dante Parrini

Glatfelter — Executive VP, COO

John Jacunski

Glatfelter — Senior VP, CFO

CONFERENCE CALL PARTICIPANTS

Mark Wilde

Deutsche Bank — Analyst

PRESENTATION

Operator

Good morning. My name is Cheryl and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter First Quarter Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. (Operator Instructions).

Thank you. It is now my pleasure to turn the call over to your host, Glenn Davies. Sir you may begin your conference.

Glenn Davies - Glatfelter — IR-Corporate Finance Group

Thank you Cheryl. Good morning and welcome to Glatfelter’s 2008 First Quarter Earnings Conference Call. My name is Glenn Davies and I’m with the company’s Corporate Finance Group.

Here with me this morning are George Glatfelter, our Chairman and Chief Executive Officer, Dante Parrini, Executive Vice President and Chief Operating Officer, as well as John Jacunski, our Senior Vice President and CFO.

Before we begin our presentation this morning, I need to make a few comments. First in our earnings release and in the comments you will hear shortly, we use the term adjusted earnings. As many of you may know this is a non-GAAP financial measure, since it excludes from our results the effects of certain items that we do not consider to be part of our core business operation.

In our earnings release we provided a reconciliation of adjusted earnings to our GAAP based results together with a discussion of why we use adjusted earnings. The earnings release and the reconciliation are available on our Investor Relations page of our corporate website Glatfelter.com.

I’d also like to remind you that statements made today concerning our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2007 Annual Report filed with the SEC for important factors that could cause our actual results to differ materially from any results which might be projected, forecasted, or estimated in any of our forward-looking statements.

And finally, on our website and through the webcast provider we’ve made available slides to accompany today’s presentation. We will refer to these during our presentation to supplement the discussion of our results for the quarter.

Thank you and I will now turn the call over to George.

George Glatfelter - Glatfelter — Chairman, CEO

Thanks Glenn. Good morning everyone and thank you for joining us. As you know earlier today we issued our results for the first quarter of 2008, and I trust you’ve had a chance to review the press release that was issued this morning.

We reported net sales of $305.5 million and net income of $19.7 million, or $0.43 per share. On an adjusted earnings basis, first quarter earnings were $0.25 per share. That’s a 108% increase compared to the first quarter of 2007.

As we’ve seen for the past several quarters our results benefited from the profits improvement initiatives we’ve taken at our Chillicothe facility. In addition to that, a recovery in litigation matter as well as a favorable tax rate improved our earnings.

Our results compare favorably to the performance reported in the first quarter of 2007 due in large part to the improvements generated in the Specialty Papers business unit at both Chillicothe and Spring Grove. In addition, both the Specialty Papers and Composite Fibers business units experienced favorable demand and generally higher prices for their products during the quarter.

We continue to emphasize new product development and our efforts continue to produce results. In the first three years — the first three months of this year revenue from new products totaled $164 million, or 54% of our total revenue stream. And I remain well pleased with our progress in this area of the business.

A word about cost. Our financial results, like many in the paper industry and elsewhere, continue to be severely impacted by rising input costs. Compared with the first quarter of last year our input cost increased over $10 million, and we do not expect this situation to change in the near-term. It requires our continuing attention. During the call we will discuss some of the actions we’ve taken and those we intend to take to address this issue.

Finally, we sold approximately 36,000 acres of timberlands in the first quarter for about $15 million. Since we began this program two years ago we’ve generated almost $120 million of proceeds. Our performance in this respect has been pretty strong. However, we’ve repeatedly said that we intend to be very thoughtful in the monetization of our woodland asset. Therefore, unless market conditions improve or attractive opportunities develop I do not expect significant sales during the remainder of 2008.

I’ll now ask John Jacunski to provide a more in-depth discussion of the first quarter financial results. John.

John Jacunski - Glatfelter — Senior VP, CFO

Thank you George. For the first quarter of 2008 we reported net income of $19.7 million, or $0.43 per diluted share compared with $3.3 million and $0.07 per share last year. In both of these periods the reported amounts include certain non-core business items which are discussed in more detail in this morning’s release. If you exclude these items, adjusted earnings this quarter were $0.25 per share compared with $0.12 per share a year ago. You can find a reconciliation of reported earnings with adjusted earnings in this morning’s release and in the Appendix to this morning’s slides.

As shown on Slide 4, for those with access to the slides on our website, overall the primary drivers of the improvement in adjusted earnings per share were improved operating income from Specialty Papers’ increased earnings per share by $0.07. Composite Fibers operating income increased EPS by $0.01. Lower interest expense increased earnings per share by $0.03. A lower effective tax rate increased earnings per share by $0.02, and the recovery from a litigation matter, net of legal fees, increased EPS by $0.02, but this was offset by other corporate costs.

Specialty Papers’ operating income improved almost 72% to $11.4 million for the quarter. As shown on Slide 7, the improvement was led by progress achieved in the last half of 2007 in executing Chillicothe’s profit improvement initiatives and a $6 million benefit from higher average selling prices in comparison, which was more than offset by significantly higher input costs. In addition, Specialty Papers’ results in the first quarter were negatively affected by approximately $1.7 million due to unplanned downtime at both of the unit’s facilities.

Internationally, the Composite Fibers business unit which accounted for approximately 34% of net sales had operating income of $6.1 million, a 23% increase from the same period a year ago. As shown on Slide 10, this unit’s results benefited from improved shipping volume and slightly higher selling prices.

At the end of 2007, we completed a machine upgrade at the Composite Fibers Lidney facility in the UK. As we reported on our call February, the startup of the machine lasted into the first quarter of 2008. As a result of the slow startup, the unit’s results were negatively affected by approximately $1.7 million. And as we expected, the recently completed Caerphilly acquisition was slightly diluted through our results.

I also want to remind you that we have maintenance outages in our Spring Grove and Chillicothe facilities that will occur during the second quarter. We expect these outages to have an earnings impact at the higher end of our previously communicated range of $0.22 to $0.25 per share.

During 2007 we announced our plan to invest $10 million in an inclined-wire machine in Gernsbach, Germany. This will require us to take the machine down for the month of June with startup to occur during July. We expect this project to negatively impact EPS by $0.01 during each of the second and third quarters.

Capital expenditures in the first quarter totaled $9.1 million compared to depreciation expense of $14.8 million. For the full year we expect capital expenditures to total $52 million to $57 million including the $10 million investment I mentioned a moment ago.

Turning to the balance sheet, during the first quarter we successfully monetized $37 million of the $43 million note receivable from the Virginia land sale in late 2007. As of March 31, we have total of $70.7 million of cash collateralized debt related to the two timberland installment sales we have completed. Excluding the collateralized debt instruments at March 31, our net debt was $223 million, down $26 million since the end of 2007.

This concludes my comments on our financial results. Dante will now discuss the quarter from an operational perspective.

Dante Parrini - Glatfelter — Executive VP, COO

Thank you John. As you just heard our Specialty Papers business unit reported a 72% increase in operating income reflecting the progress achieved in the last half of 2007 at Chillicothe. In Specialty Papers, selling prices were higher across all market segments and our net sales increased 2.1% in comparison to the first quarter of last year.

Volumes shipped by the Specialty Papers business unit increased 4% this quarter led by book publishing which was up 12%, envelope which was over 9%, and engineered products which was up nearly 3%. The increases in these segments along with the Forms business offset the reduction in carbonless rolls and sheet volume which was 10.7% lower than the first quarter of 2007, and consistent with our expectations. Each of our product lines experienced generally higher average selling prices in the quarter-over-quarter comparison.

Operationally we had a challenging quarter at both of our Specialty Papers facilities. At Spring Grove production was curtailed for about two days due to unplanned boiler downtime, and at Chillicothe, one of its larger paper machines had unexpected downtime. These events negatively impacted our quarterly results by approximately $1.7 million on a pretax basis.

Despite these operational problems we were able to increase paper production by 2.5% at Spring Grove and 1.3% at Chillicothe as a result of our continuing focus on improving productivity and reducing overall costs.

From an outlook perspective, our Specialty Papers business unit backlogs have softened a bit but remain solid, and despite this, we expect volumes in the second quarter of 2008 to be consistent with the same period in 2007. We remain concerned about the slowing U.S. economy and the potential impact to our segments, that are more sensitive to GDP. However, we are aggressively taking actions to reduce costs, control spending, and improve product performance and service which I believe will help mitigate any impact from an unfavorable economic environment.

As for pricing, we expect selling prices to be slightly higher than first quarter levels. Earlier in the year we announced price increases in certain product lines including carbonless and forms, book publishing and envelope, as well as certain other products. We should begin to see the impact of these in our results beginning the second quarter of 2008.

In Composite Fibers, operating income increased 23% and net sales increased over 24% compared to the same quarter a year ago, reflecting foreign currency translation, the inclusion of the Caerphilly operation, and improved shipping volumes in most product lines. Specifically food and beverage shipments were up about 2% despite the very tight abaca fiber supply environment. Composite laminates increased 4%, technical specialties was up 7%, and Metallized almost doubled due the Caerphilly acquisition.

As for pricing in Composite Fibers, on a constant currency basis we saw moderate improvement in average selling prices for food and beverage, as well as composite laminates. Pricing in our other product lines was generally flat. Composite Fibers facilities ran well during the quarter with exception of the previously mentioned slower startup of an upgraded paper machine at the Lidney, UK facility. We expect this investment to improve product quality, productivity, and output in the coming quarters.

Otherwise Composite Fibers had a good quarter operationally supported by an 8.8% increase in paper production at the Gernsbach, Germany facility, which is this unit’s largest mill. We will be making a significant investment this June to upgrade an inclined-wire paper machine in Gernsbach. This investment is primarily focused on supporting the growth in tea and coffee market by increasing our capacity to produce filter papers for the food and beverage segment. From an outlook perspective for the Composite Fibers business unit we expect pricing and volume for the second quarter of 2008 to be ahead of the comparable quarter of 2007.

To summarize, our focus for the remainder of 2008 will be on intensifying cost reduction and productivity improvement activities throughout the business necessary to mitigate the impact of rising input costs and a softening economic outlook.

This concludes my remarks. I’ll turn it back to you George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you Dante. As you’ve just heard we had a respectable quarter considering the impact of rising input costs and the slowing U.S. economy. Our business units benefited from favorable demand and pricing trends, and we are looking forward to the improvement we expect to see from the targeted investments that Dante mentioned in key areas of our business. However, as referred to several times already during this call, our enthusiasm is moderated by the challenges confronting us, including the adverse effects of the current economic environment and their potential impact on the demand side of our business, as well as the continuing pressure on our margins from increased cost of fiber and energy related inputs. Over the past several years we have successfully dealt with a multitude of challenges of this nature and I’m confident in our ability to deal with those that confront us today.

As we move into the remainder of 2008, our focus will be first to further improve productivity at Chillicothe by generating better operating efficiency and aggressively managing the cost structure of this facility. We’ll work to maximize the growth opportunities within food and beverage where demand is strong, and our customers depend on us to meet their filter paper requirements. In this respect, we need a well executed paper machine rebuild on PM 11 in Gernsbach and a smooth and timely startup.

We’ll continue to focus on reducing costs across the span of the company and we will instill continuous improvement processes to ensure we remain cost competitive in the future. And finally, we will work to achieve the business targets of our recent acquisition in Caerphilly.

There’s a lot of to work on, but these four activities are the most important things we can do to further improve the performance of the company and generate value for our shareholders.

That concludes our prepared remarks for today’s call. I would again like to thank you for your interest, and at this point ask Cheryl to open the line to address whatever questions you may have.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We’ll pause for just a moment to compile the Q&A roster.

Your first question is coming from Mark Wilde of Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning George, morning Dante, and John.

George Glatfelter - Glatfelter — Chairman, CEO

Good morning.

Mark Wilde - Deutsche Bank — Analyst

I have a few questions. One is just with regards to the guidance for Q2. I ordinarily don’t place huge emphasis on this but it seems to me if you take that high end of the maintenance range that you’ve suggested, as well as the penny there in Gernsbach, that you’re essentially pointing to something that’s not far off of what you did in the second quarter of last year, and that’s kind of a break in the pattern of steady year-over-year improvement you’ve been showing in recent quarters. Any thoughts on that?

John Jacunski - Glatfelter — Senior VP, CFO

Well Mark as you know, we haven’t provided specific guidance for the quarter. I would say that we expect to continue to see benefits from Chillicothe, and Composite Fibers has performed better year-over-year in the last four quarters or so than previously. So we are expecting to have decent results from them.

We are continuing to see the challenges of input costs over the last three quarters. We’ve seen input costs rising faster than pricing, but we did as Dante mentioned, announce price increases in the first quarter, many of which were not put in place until March, or effective in April. So I do believe that there is some opportunity for us to see improved results from those pricing, but it’s going to be a challenging environment.

Mark Wilde - Deutsche Bank — Analyst

Okay, another question I had. I thought I had seen something recently about at least one of your competitors over in Europe with a fairly significant increase in carbonless, and I just — I know part of their issue has to be a combination of input costs and currency, but I just wondered and when we see these announcements in Europe in carbonless, how should we think about this rolling or not rolling into your North American business?

Dante Parrini - Glatfelter — Executive VP, COO

Mark, it’s Dante. It’s always a complicated topic to opine on other people’s strategies and what pricing does in each region of the world, but if I were to generalize, if you’re seeing European producers announcing rather substantial price increases, it would suggest that generally speaking from a trade flow perspective that the U.S. producers would be more competitive in their domestic markets and perhaps begin to see some additional opportunities in export markets.

Mark Wilde - Deutsche Bank — Analyst

Okay, alright. You guys export right? Do you yourselves export much right now?

Dante Parrini - Glatfelter — Executive VP, COO

We do export although the vast majority of our business to date is within North America.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then finally, George, can you just provide us a little recap of where you’re at in terms of the land sale program. You’ve said that you want to be kind of thoughtful and rational about how you approach this. I think you’ve said that you don’t assume that we’re going to have a lot more land sales this year. Just if we think about the next two to five years, how should we think about the program as best you can see it right now?

George Glatfelter - Glatfelter — Chairman, CEO

Okay Mark. I guess two thoughts come to my mind and you mentioned the first one, we’re going to continue to be thoughtful. But the second thought I think is also important and I think we’ve mentioned it as well. We’ll also be purposeful.

We have spoken I think a number of times about our desire to monetize this asset and that certainly hasn’t changed. We’ve certainly seen the negative impacts from the economy on the markets at this point in time and we think it’s prudent to watch that and let it play out. But in no way has it changed our view ultimately on monetizing these assets over the longer term, so I think that as things begin to settle out economically and those markets begin to revitalize themselves, you’ll see us back in the same path that you saw us before these changes occurred.

Mark Wilde - Deutsche Bank — Analyst

Okay, could you just, George, can you give us kind of a breakdown of where the portfolio stands right now? The stuff in Virginia versus kind of Southern Pennsylvania versus whatever might be left on the Delaware?

George Glatfelter - Glatfelter — Chairman, CEO

Sure, in fact what I’d like to do is just defer that to John. I think he’s got the numbers right in front of him.

John Jacunski - Glatfelter — Senior VP, CFO

Yeah Mark, we have about 10,000 acres in Virginia. We have about the same in Delaware and the balance is in Pennsylvania which would approach about 20,000 acres.

Mark Wilde - Deutsche Bank — Analyst

Okay.

John Jacunski - Glatfelter — Senior VP, CFO

Maybe a little less than that. Maybe 15,000 acres, and as George mentioned the Delaware and the Virginia properties are the areas that have been most impacted by market changes and we’ll have to see where those go.

Mark Wilde - Deutsche Bank — Analyst

I mean you got pretty good value for the stuff that was sold this quarter. Where was all that land?

John Jacunski - Glatfelter — Senior VP, CFO

That was in Pennsylvania.

George Glatfelter - Glatfelter — Chairman, CEO

That was — yeah, right outside of Gettysburg, Mark.

Mark Wilde - Deutsche Bank — Analyst

So that looked like about $4,200 an acre?

George Glatfelter - Glatfelter — Chairman, CEO

That’s correct.

John Jacunski - Glatfelter — Senior VP, CFO

Yes.

Mark Wilde - Deutsche Bank — Analyst

I’ll take that. Alright thanks, I’ll pass it on too.

George Glatfelter - Glatfelter — Chairman, CEO

We will too, thank you.

Operator

Thank you. (Operator Instructions). Thank you, there appear to be no further questions. This concludes today’s Glatfelter First Quarter Earnings Release Conference Call. You may now disconnect.